Exhibit 2.1

Dated the 9th day of June 2005

COUGAR HOLDINGS INC.

and

WUHAN YOUJI INDUSTRIES CO. LIMITED

AGREEMENT FOR ACQUISITION OF

100% Ownership in

Wuhan Youji Industries Co. Limited

CONTENTS

Clause	Heading
1	Interpretation

2	Acquisition

3	Conditions

4	Consideration

5	Completion

6	Reporting Requirements

7	Representations, Warranties and Undertakings

8	Facsimile Execution

9	Further Assurance

10	Confidentiality and Announcements

11	Notices

12	Severability

13	Capacity

14	Entire Agreement

15	Amendments

16	Waiver

17	Counterparts

18	Assignment

19	Tax Treatment

20	Time of the Essence

21	Costs

22	Governing Law

23	Jurisdiction

THIS AGREEMENT is made the 9th day of June 2005

BETWEEN:

(1) COUGAR HOLDINGS INC., a company existing under the laws of the State of Nevada in the United States of America and having its registered office at 1000 East William Street, Suite 204, Carson City, Nevada, 89701, United States of America (“Cougar”); and HUDSON CAPITAL CORPORATION, an Alberta, Canada company (“Hudson”). Terry G. Cook, the president of Cougar, is the legal representative of Cougar; and also the president and legal representative of Hudson. Terry G. Cook is the 100% sole shareholder of Hudson.

(i). On November 19, 2002 Cougar filed with SEC under Section 12(b) or (g) of the Securities Exchange Act of 1934 and is quoted on the OTC Bulletin Board of United States of America. Cougar has a total of 60,000,000 authorized shares of common stock and 3,597,751 issued and outstanding shares, approximately 73% of which are owned by HUDSON CAPITAL CORPORATION and Terry G. COOK, as of the date of this Agreement;

(ii). Cougar is principally engaged in the exploration of the mining properties; and

(iii). Terry G. COOK has been authorized to execute this Agreement pursuant to a board resolution and shareholders’ approval.

And

(2) WUHAN YOUJI INDUSTRIES CO., LIMITED, a company existing under laws of People’s Republic of China as a joint stock company with limited liability and having its registered office at 10 Gongnong Road, Qiaokou District, Wuhan 430035, People’s Republic of China (“Wuhan Youji”). ZHOU, Hongdun, the president of the Wuhan, is the legal representative of Wuhan Youji.

(i). In 2003 Hubei provincial government approved a privatization whereby the management of Wuhan Youji purchased the entire state owned interest in Wuhan Youji’s capital stock. Wuhan Youji has a total of 55,835,679 issued and outstanding capital shares, 30,369,679 shares, approximately 54% of which are owned by the management of Wuhan Youji including ZHOU, Hongdun as of the date of this Agreement;

(ii). Wuhan Youji is principally engaged in operations in development, production and marketing of the organic fine chemical products in PRC; and

(iii). ZHOU, Hongdun has been authorized to execute this Agreement pursuant to a board resolution and shareholders’ approval.

WHEREAS:

Cougar and Wuhan Youji are entering into this Agreement for acquisition of Wuhan Youji Shares subject to and upon the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. INTERPRETATION

1.1 In this Agreement (including the Recitals, Schedules and Exhibits), unless the context otherwise requires, the following words and expressions shall have the following meanings ascribed to each of them below:

“Accounts”	the audited financial statements (including balance sheets and income statement of Wuhan Youji for the period commencing from January 1, 2002 to the Last Accounts Date) prepared in accordance with generally accepted accounting principles of the United States and the unaudited financial statements for three months ended March 31, 2005 prepared in accordance with generally accepted accounting principles of the United States;

“Adverse Consequences”	means all actions, suits, proceedings, hearings, charges, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and reasonable legal fees and expenses;

“Business Day”	a day (other than a Saturday) on which banks in PRC and New York are open for business throughout their normal business hours;

“CGRH Shares”	common stock with a US$0.001 par value in the capital of Cougar;

“Completion”	completion of acquisition of Wuhan Youji Shares in accordance with the terms and conditions of this Agreement;

“Completion Date”	the date falling on the first Business Day after all the conditions set out in Clause 3.2 have been fulfilled or waived, whichever is the earlier;

“Consideration”	the consideration stipulated in Clause 4.1;

“Consideration Shares”	means 17,150,000 CGRH Shares to be issued to Wuhan Youji’s shareholders on Completion as the Consideration in accordance with the terms and conditions of this Agreement;

“Cougar’s Controlling Shareholders”	Hudson Capital Corporation and Terry G. COOK

“Cougar’s Warranties”	the representations and warranties made by or on behalf of Cougar under Clause 7 in this Agreement;

“Encumbrance”	any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to “Encumbrances” shall be construed accordingly;

“Exchange Act”	Securities Exchange Act of 1934, as amended;

“Last Accounts Date”	December 31, 2004;

“PRC”	The People’s Republic of China, which for the purpose of this Agreement, excludes Hong Kong;

“Securities Act”	US Securities Act of 1933, as amended;

“this Agreement”	this agreement for the Acquisition;

“US”	United States of America;

“United States Dollars” or the sign “US$”	United States dollars;

“Wuhan Youji”	Wuhan Youji Industries Co., Limited.

“Wuhan Youji’s Shareholders”	the shareholders of Wuhan Youji set out in Schedule I;

“Wuhan Youji Shares”	55,835,679 capital shares of Wuhan Youji owned by Wuhan Youji’s Shareholders representing 100% of the outstanding capital in Wuhan Youji;

“Wuhan Youji’s Warranties”	the representations and warranties made by or on behalf of Wuhan Youji under Clause 7 in this Agreement;

1.2 The headings of this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, references in this Agreement to the singular shall be deemed to include references to the plural and vice versa; references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporated.

1.3 References in this Agreement to Clauses, Schedules and Exhibits are references to clauses of and schedules and exhibits to, this Agreement and references to sub-clauses and paragraphs are unless otherwise stated, references to sub-clauses and paragraphs of the Clause, sub-clause or, as appropriate, the Schedule or the Exhibit in which the reference appears.

1.4 Reference to any ordinance, regulation or other statutory provision or Stock Exchange rules in this Agreement includes reference to such ordinance, regulation, provision or rule as modified, consolidated or re-enacted from time to time.

1.5 The Schedules and the Recitals shall form part of this Agreement.

2. ACQUISITION

2.1 Subject to and upon the terms and conditions of this Agreement Cougar shall acquire all of the issued and outstanding common stock of Wuhan Youji from Wuhan Youji’s Shareholders, with effect from Completion and with all shares exchanged being free from all Encumbrances together with all rights now or hereafter attaching thereto. Consideration to be issued by Cougar shall be a total of 17,150,000 shares of its common stock (“Consideration Shares”) in exchange for 55,835,679 shares of Wuhan Youji, representing 100% of the issued and outstanding common stock of Wuhan Youji. The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. Immediately following Completion through issuance of the Consideration Shares, Cougar shall have a total of 20,000,000 shares of its common stock issued and outstanding.

2.2 Cougar shall not be obliged to purchase any of the Wuhan Youji Shares unless the purchase of all the Wuhan Youji Shares is completed simultaneously.

3. CONDITIONS

3.1

(1). Prior to Completion, Wuhan Youji shall deliver to Cougar, Wuhan Youji’s Accounts as of Last Accounts Date which (i) shareholders’ equity in an amount of not less than US$20,000,000, and (ii) net income of not less than US$2,000,000.

(2) Cougar shall and shall procure that his agents shall forthwith upon the signing of this Agreement conduct such review of the assets, liabilities, operations and affairs both of Wuhan Youji as it may reasonably consider appropriate and Wuhan Youji shall provide and procure Wuhan Youji to provide such assistance as Cougar or his agents may reasonably require in connection with such review so as to enable the review to be completed on or before 12:00 noon on the date falling 5 business days from the date of this Agreement or such later date as Wuhan Youji and Cougar may agree under Clause 3.3.

(3). Prior to Completion, Wuhan Youji shall receive a legal opinion confirming that at Completion Date, (i) there is no debts and obligations in Cougar, (ii) Cougar is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated, and (iii) with its shares quoted on OTCBB, Cougar is in good standing under all applicable laws, regulations, and rules of US Securities and Exchange Commission and National Association of Securities Dealers.

(4). Prior to Completion, Cougar’s Controlling Shareholders shall deliver to Wuhan Youji an indemnification statement stating that Cougar’s Controlling Shareholders shall indemnify Cougar, the successor to Cougar Holding Inc., and their respective officers, directors, agents, representatives and successors in interest, and shall hold them harmless from liability for payment of the debts and obligations and any actions, suits, proceedings, hearings, charges, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and reasonable legal fees and expenses of Cougar which existed prior to the date of Completion.

(5). Prior to Completion, Cougar Holdings Inc. shall cancel 747,751 CGRH shares owned by Hudson thereby reducing Cougar’s issued and outstanding shares to 2,850,000.

3.2 Completion is conditional upon:

(1) Wuhan Youji being satisfied at its sole and absolute discretion with the results of the legal opinion under Clause 3.1.(3), indemnification statement under 3.1.(4), and cancellation of 747,751 CGRH shares under Clause 3.1.(5) ;

(2) Cougar being satisfied at their sole and absolute discretion with the results of Accounts under Clause 3.1(1), and the review to be conducted under Clause 3.1(2);

(3) Wuhan Youji’s Warranties remaining true and accurate in all respect;

(4) Cougar’s Warranties remaining true and accurate in all respect;

(5) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(6) the parties shall have received all authorizations, consents, and approvals of governmental authorities and third parties that are necessary in order to complete the transactions contemplated hereby.

3.3 If any of the conditions set out in Clause 3.2 has not been satisfied on or before 12:00 noon on the date falling 5 Business Days from the date of this Agreement or such later date as both Cougar and Wuhan Youji may agree, this Agreement shall cease and terminate and none of the parties to this Agreement shall have any obligations and liabilities hereunder against or towards one another.

4. CONSIDERATION

4.1 Consideration for the exchange of the Wuhan Youji Shares shall be:-

17,150,000 Consideration Shares.

4.2 Consideration shall be payable as follows:-

the Consideration being 17,150,000 Consideration Shares shall be issued by Cougar to Wuhan Youji’s Shareholders on Completion in the manner provided in Clause 5.

5. COMPLETION

5.1 Upon compliance with or fulfillment or waiver of all the conditions set out in Clause 3.2, Completion shall take place on the Completion Date at or before 12:00 p.m. or at such other time as both Wuhan Youji and Cougar may jointly agree when all the acts and requirements set out in this Clause 5 shall be complied with.

5.2 Cougar shall deliver or procure the delivery to Wuhan Youji or to its order of all the following:

deliver to Wuhan Youji’s shareholders or to such other person or persons as Wuhan Youji may direct original share certificates for 17,150,000 Consideration Shares free from all Encumbrances in relation to the transfer of 17,150,000 Consideration Shares (which form all of Consideration) or any part thereof arising under the Securities Act with the names of Wuhan Youji’s shareholders or their nominee(s)

as Wuhan Youji’s shareholders may direct registered as the beneficial holder(s) thereof, and such other documents as may be required to give a good and effective transfer of title to 17,150,000 Consideration Shares to Wuhan Youji’s shareholders or such nominee(s) and to enable Wuhan Youji’s shareholders or such nominee(s) to become the registered and beneficial holder thereof free of all Encumbrances. The 17,150,000 Cougar Shares issued to Wuhan Youji’s Shareholders will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933. The certificates evidencing the Consideration Shares shall contain a legend to the foregoing effect.

5.3 Against compliance and fulfillment of all acts and the requirements set out in Clauses 5.2, Wuhan Youji shall forthwith:

deliver instruments of transfer in respect of the transfer of the Wuhan Youji Shares duly executed by the registered holder thereof in favor of Cougar, and such other documents as may be required to give a good and effective transfer of title to the Wuhan Youji Shares to Cougar and to enable Cougar to become the registered and beneficial holder thereof free from all Encumbrances of 100% of the capital of Wuhan Youji Industries Co., Limited.

5.4 Upon due and complete performance by Cougar of its obligations under Clause 5.2, Cougar shall be deemed to have duly fulfilled its payment obligation under Clause 4.1.

5.5 The original share certificates for 17,150,000 Consideration Shares shall contain a legend with reference being made to the Securities Act whereby such reference shall contain wordings which are substantially similar to the following:-

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT COVERING THE SECURITIES IS FILED AND EFFECTIVE OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE. PRIOR TO THE EXPIRATION OF THE ONE YEAR PERIOD, THESE SECURITIES CANNOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. AFTER THE ONE YEAR PERIOD EXPIRES, THE SECURITIES CAN BE SOLD ONLY IF REGISTERED OR IF, IN THE OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

5.6 Cougar shall deliver or procure the delivery to Wuhan Youji other relevant documents or written authorities that Wuhan Youji may reasonably request for the collection of such documents.

6. REPORTING REQUIREMENTS

Prior to Completion, Cougar agrees to file such information as required under Section 14(f) and Rule 14f-1, as promulgated under Exchange Act. Cougar agrees to file a current report pursuant to Section 13 or 15(d) of Exchange Act within 3 days after the date of this Agreement.

Subsequent to Completion, Cougar will comply with applicable requirements of Exchange Act and Securities Act, and will be current in its filings under the Exchange Act. Subsequent to Completion, Cougar agrees to file an information statement as prepared in accordance with Exchange Act, and disseminate such document to the shareholders of Cougar existing prior to the Completion Date.

7. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1 Representations, Warranties and Undertakings of Both Wuhan Youji and Cougar

(1). Each of the Warranties shall be deemed repeated by Wuhan Youji and Cougar during the period from the date of this Agreement up to and including the day of Completion with reference to the facts and circumstances then subsisting.

(2). Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other provision.

(3). The Warranties shall survive Completion for a period of one (1) year, insofar as the same are not fully performed on Completion.

(4). Wuhan Youji and Cougar hereby undertake to indemnify and keep indemnified the other party against any loss or liability suffered by them as a result of or in connection with any breach of any of the Warranties and against any costs and expenses incurred in connection therewith provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of either party in relation to any such breach.

7.2 Representations, Warranties and Undertakings of Wuhan Youji:

Wuhan Youji hereby warrants and represents that:

(1) it is a corporation duly organized, validly existing and in good standing under the laws of PRC, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(2) it has the full power, authority and legal right to enter into this Agreement and this Agreement constitutes binding obligations on it in accordance with its terms;

(3) copies of the audited financial statements and accompany notes of Wuhan Youji Industries Co., Limited for the years ended December 31, 2003 and December 31, 2004 and unaudited financial statements for the 3 months ended March 31, 2005 will be delivered to Cougar and will be included in this agreement as Schedule II;

(4) the execution and delivery of this Agreement and the consummation of transactions contemplated hereby will not result in the breach and/or cancellation and/or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which it is a party or by which it or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any court order, writ, injunction or decree of any court, administrative agency or governmental body affecting it;

(5).

(i) As of Completion, Wuhan Youji Shares owned by Wuhan Youji’s Shareholders in Wuhan Youji represent 100% of the outstanding capital of Wuhan Youji which are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer. All outstanding capital ownership in Wuhan Youji was issued in compliance with all applicable laws.

(ii) There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Wuhan Youji at any time, or upon the happening of any stated event, any Wuhan Youji’s capital whether or not presently issued or outstanding;

(6). it shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as herebefore conducted;

(7). It shall not, prior to Completion,

(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities;

(iv) sell lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party except for the transfer of assets in the ordinary course of business consistent with prior practice;

(v) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of other than in each case in the ordinary course of business consistent with prior practice.

7.3 Representations, Warranties and Undertakings of Cougar

Cougar hereby warrants and represents that:

(1) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is quoted on the OTC Bulletin Board of United States of America, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(2) it has the full power, authority and legal right to enter into this Agreement and this Agreement constitutes binding obligations on it in accordance with its terms;

(3) the execution and delivery of this Agreement and the consummation of transactions contemplated hereby will not result in the breach and/or cancellation and/or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which it is a party or by which it or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any court order, writ, injunction or decree of any court, administrative agency or governmental body affecting it;

(4).

(i) the authorized capital stock of Cougar consists of 60,000,000 shares of Common Stock with a 0.001 par value per share. Prior to Completion the number of CGRH shares issued and outstanding will be reduced to 2,850,000 shares by means of cancellation of 747,751 shares currently owned by Hudson Capital Corporation. At Completion 20,000,000 CGRH Shares shall be issued and outstanding. CGRH Shares to be issued under this agreement will be, when issued pursuant to the terms of the resolution of the Board of Directors of CGRH approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights;

(ii) There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Cougar at any time, or upon the happening of any stated event, any CGRH Shares whether or not presently issued or outstanding;

(5). it shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as herebefore conducted;

(6). It shall not, prior to Completion,

(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities;

(iv) sell lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party except for the transfer of assets in the ordinary course of business consistent with prior practice;

(v) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of other than in each case in the ordinary course of business consistent with prior practice.

8. FACSIMILE EXECUTION

Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

9. FURTHER ASSURANCE

9.1 Wuhan Youji covenant that they shall execute and perform such further documents and acts as Cougar may reasonable require effectively to vest the beneficial and registered ownership of the Wuhan Youji Shares in Cougar free from all Encumbrances and with all rights now and hereafter attaching thereto and otherwise to give effect to Wuhan Youji’s obligations under this Agreement.

9.2 Cougar covenant that Cougar shall execute and perform such further documents and acts as Wuhan Youji’s shareholders may reasonable require effectively to vest the beneficial and registered ownership of 17,150,000 Consideration Shares or any of their nominee or nominees free from all Encumbrances and with all rights now and hereafter attaching thereto and otherwise to give effect to Cougar’s obligations under this Agreement.

10. CONFIDENTIALITY AND ANNOUNCEMENTS

10.1 Cougar will, and will cause its associates and advisers to, treat in confidence all non-public information regarding Cougar contained in written documents and materials (“Confidential Material”) which they may obtain from Cougar in the event that Completion is not effected and this Agreement is rescinded or otherwise terminated, will return such Confidential Material to Cougar. Cougar may disclose Confidential Information if, and only to the extent required by applicable law or exchange or automatic quotation system rules.

10.2 Wuhan Youji hereby undertakes to Cougar that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law, or to officers or employees of Wuhan Youji whose province it is to know the same or on the instructions of the board of directors of Wuhan Youji, any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of Wuhan Youji and Cougar which may be within or may come to their knowledge and they shall use their reasonable endeavors to prevent the publication or disclosure of any such confidential information concerning such matters.

10.3 No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless an announcement is required pursuant to any applicable law or the requirements of any recognized stock exchange or automatic quotation system.

11. NOTICES

11.1 Any notice consent and the like required or permitted to be given or served under this Agreement may be given or served by facsimile or by leaving the same with or sending the same by registered post to the party to or on which the same is to be given or served at the address specified opposite the name of that party or at such other address as that party shall specify by written notice given to the other party as provided in this Clause:-

If to Wuhan Youji:

Address:	300 Park Avenue, 17th Floor
New York, NY 10022

If to Cougar:

Address:	10655 NE 4th Street Suite 400
Bellevue, WA 98004 1000

11.2 All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of dispatch	Time of deemed receipt
Local mail or courier	24 hours

Facsimile	on despatch

Air courier/Speedpost	3 days

Airmail	5 days

12. SEVERABILITY

If any part of this Agreement becomes invalid, illegal or unenforceable the parties hereto shall in such an event negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision which as nearly as possible validly gives effect to their intentions as expressed herein.

13. CAPACITY

Each party to this Agreement hereby warrants to the other such party that it has full capacity to enter into this Agreement and that such entry does not in any way violate any provision of law, statute, rule, regulation, judgment, writ, injunction, decree or order applicable to it; that this Agreement does not conflict and will not result in the breach or termination of any provision of, or constitute a default under any mortgage, contract or other undertaking binding on it; and will not result in the creation of any liability, charge or Encumbrance whatsoever upon any of its properties or other assets save as contemplated herein.

14. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations (whether written or otherwise) and discussions between the parties relating thereto.

15. AMENDMENTS

Save as expressly provided herein, no amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorized representative of Wuhan Youji, Cougar and Hudson.

16. WAIVER

The failure or delay of a party hereto to exercise or enforce any right, power, privilege or remedy whatsoever, howsoever or otherwise conferred upon it by this Agreement shall not be deemed to be a waiver of any such right or operate so as to bar the exercise or enforcement thereof at any time or times thereafter, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver shall be effective unless it is in writing. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

17. COUNTERPARTS

This Agreement may, be signed in any number of counterparts, all of which taken together shall constitute one and the same Agreement. Any party may enter into this Agreement by signing any such counterpart.

18. ASSIGNMENT

This Agreement shall not be capable of being assigned by any party without the written consent of the other parties.

19. TAX TREATMENT

It is the intent of the parties that for any party subject to U.S. tax law, the transaction will be treated as a tax-free reorganization under Section 368(a) of the U.S Internal Revenue Code. Accordingly, by execution of this Agreement, each party agrees that to the extent U.S. tax laws are applicable to it, it will refrain from taking any position in connection with its tax return, or taking any other action, that would be inconsistent with qualification of the Exchange as a reorganization under Section 368(a) of the Code.

20. TIME OF THE ESSENCE

Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may, by agreement in writing between the parties hereto, be substituted therefor.

21. COSTS

Each party shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

22. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Nevada in US.

23. JURISDICTION

Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in the State of Nevada in US, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

IN WITNESS whereof the parties have executed this Agreement the day and year first before written.

EXECUTION PAGE

SIGNED BY	)	/s/ ZHOU HONGDUN
	)	ZHOU HONGDUN
	)	Chairman and President
for and on behalf of	)	WUHAN YOUJI INDUSTRIES CO., LTD.
)
)
in the presence of:	)

SIGNED BY	)	/s/ TERRY G. COOK
	)	TERRY G. COOK
	)	President and Director
for and on behalf of	)	COUGAR HOLDINGS INC.
)

SIGNED BY	)	/s/ TERRY G. COOK
	)	TERRY G. COOK
	)	President and Director
for and on behalf of	)	HUDSON CAPITAL CORPORATION
)
in the presence of:	)